Exhibit 99.1

	1720 North First Street	October 31, 2007
	San Jose, CA 95112-4598	For Immediate Release

Contact:	Marty Kropelnicki (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)
CAL WATER REPORTS THIRD QUARTER 2007 RESULTS AND
ANNOUNCES 252ND CONSECUTIVE QUARTERLY DIVIDEND

     SAN JOSE, CA — California Water Service Group (NYSE : CWT) today announced net income of $13.8 million and earnings per common share of $0.67 for the third quarter of 2007, compared to net income of $12.6 million and earnings of $0.68 per common share in the third quarter of 2006. Earnings per share decreased in the third quarter of 2007 by approximately $0.08 per common share on a diluted basis as a result of the equity offering completed in October 2006.
     Revenues increased by $6.1 million, or 6%, to $113.9 million, compared to the same quarter of 2006, benefiting from a $5.1 million increase in rates, a $0.8 million increase in sales to new customers, and a $0.2 million increase in water sales to existing customers.
     Total operating expenses for the third quarter of 2007 increased by $4.6 million, or 5%, to $96.3 million compared to the same quarter of 2006. Other operations expenses increased $2.7 million, or 12%, to $26.5 million compared to the same period last year. Contributing to this amount were increases in outside services, such as legal and consulting fees and employee benefit programs (medical and pension benefit costs).
     Maintenance expenses were $4.2 million, unchanged from the same period last year. Depreciation expense increased $0.7 million, or 9%, to $8.4 million due to 2006 capital expenditures, compared to the third quarter of 2006. Taxes other than income taxes increased $0.2 million, or 7%, to $3.7 million. Total income taxes remained the same as last year and net other income increased approximately $0.3 million.
     “Typically, our third quarter financial performance benefits from higher water sales due to the warmer weather, but this year we experienced milder summer weather throughout much of California. Customers also have heeded public calls for water conservation within the state and, as a result, we noticed very minor increases in demand by existing customers,” said President and Chief Executive Officer Peter C. Nelson.
     “Additionally, although we are currently collecting interim rates associated with our 2006 General Rate Case, they are below what we requested in the rate case proceeding before the Commission. The results of our 2006 GRC are pending final approval from the California Public Utilities Commission and, once approved, we will be able to collect the difference between the interim rates and the final rates approved,” Nelson said.
Year-to-Date Results
     For the nine months ended September 30, 2007, net income increased $4.0 million, or 21%, to $23.1 million, compared to $19.2 million for the same period in the previous year. Earnings per share increased $0.08, or 8%, to $1.11, compared to $1.03 for the same period in 2006. Revenues for the nine months increased $27.1 million, or 11%, to $281.2 million, compared to $254.1 million for the same period in the previous year. The equity offering completed in October 2006 decreased earnings per share by approximately $0.14 per common share on a diluted basis for the nine months ended September 30, 2007.
     Nelson said that in the fourth quarter, the Company intends to remain focused on working with the Commission to implement the Water Action Plan and finalizing the 2006 General Rate Case.

     “Going forward, we will continue to manage expenses, pursue strategic growth opportunities, and work on innovative regulatory solutions that benefit our stockholders, customers, and employees,” he said.
Dividend Declaration
     At their meeting on October 24, 2007, the Directors of California Water Service Group declared the 252nd consecutive quarterly dividend on common stock. The quarterly dividend of $0.29 per share will be payable on November 16, 2007, to stockholders of record on November 5, 2007. The Board also declared a regular dividend on Series C preferred stock.
Quarterly Earnings Call Information
      All stockholders and interested investors are invited to listen to the 2007 third quarter conference call on November 1, 2007, at 11:00 a.m. (EDT), by dialing 1-866-225-2976 and keying in ID# 1143157. A replay of the call will be available from 2:00 p.m. (EDT) on November 1, 2007, through December 31, 2007, at 888-266-2081, ID# 1143157. The call, which will be hosted by President and Chief Executive Officer Peter C. Nelson and Vice President and Chief Financial Officer Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., and CWS Utility Services. Together these companies provide regulated and non-regulated water service to nearly 2 million people in 100 California, Washington, New Mexico, and Hawaii communities. The Group’s common stock trades on the New York Stock Exchange under the symbol “CWT”.
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available at our Web site at www.calwatergroup.com.
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CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands, except per share data)

	September 30	December 31
	2007	2006
ASSETS
Utility plant:
Utility plant	$1,420,585	$1,344,415
Less accumulated depreciation and amortization	(429,319)	(402,940)

Net utility plant	991,266	941,475

Current assets:
Cash and cash equivalents	26,491	60,312
Receivables
Customers	29,514	19,526
Other	7,549	6,700
Unbilled revenue	14,711	11,341
Materials and supplies at average cost	4,789	4,515
Prepaid pension expense	—	1,696
Taxes and other prepaid expenses	5,300	5,534

Total current assets	88,354	109,624

Other assets:
Regulatory assets	93,907	93,785
Other assets	22,377	20,135

Total other assets	116,284	113,920

	$1,195,904	$1,165,019

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$207	$207
Additional paid-in capital	211,782	211,513
Retained earnings	171,607	166,582

Total common stockholders’ equity	383,596	378,302
Preferred stock	3,475	3,475
Long-term debt, less current maturities	291,051	291,814

Total capitalization	678,122	673,591

Current liabilities:
Current maturities of long-term debt	1,832	1,778
Accounts payable	39,086	33,130
Accrued expenses and other liabilities	40,747	35,317

Total current liabilities	81,665	70,225

Unamortized investment tax credits	2,541	2,541
Deferred income taxes, net	69,517	69,503
Pension and postretirement benefits other than pensions	48,584	48,584
Regulatory and other liabilities	33,724	33,411
Advances for construction	167,719	157,660
Contributions in aid of construction	114,032	109,504
Commitments and contingencies

	$1,195,904	$1,165,019

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)

	For the three months ended:
	September 30, 2007
	2007	2006
Operating revenue	$113,851	$107,755

Operating expenses:
Water production costs	45,063	43,998
Other operations	26,495	23,756
Maintenance	4,233	4,173
Depreciation and amortization	8,392	7,717
Income taxes	8,426	8,552
Property and other taxes	3,707	3,477

Total operating expenses	96,316	91,673

Net operating income	17,535	16,082

Other income and expenses:
Non-regulated revenue	3,418	2,358
Non-regulated expenses	(2,136)	(1,610)
Gain on sale of non-utility property	—	—
Less: income taxes on other income and expenses	(522)	(305)

	760	443

Interest expense:
Interest Expense	4,936	5,031
Less: capitalized interest	(450)	(1,125)

Net interest expense	4,486	3,906

Net income	$13,809	$12,619

Earnings per share
Basic	$0.67	$0.68

Diluted	$0.67	$0.68

Weighted average shares outstanding
Basic	20,667	18,407

Diluted	20,691	18,424

Dividends per share of common stock	$0.2900	$0.2875

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)

	For the nine months ended:
	September 30, 2007
	2007	2006
Operating revenue	$281,203	$254,072

Operating expenses:
Water production costs	108,147	95,637
Other operations	75,425	70,943
Maintenance	13,983	11,503
Depreciation and amortization	25,173	23,066
Income taxes	13,761	12,593
Property and other taxes	10,548	9,698

Total operating expenses	247,037	223,440

Net operating income	34,166	30,632

Other income and expenses:
Non-regulated revenue	9,883	6,713
Non-regulated expenses	(5,853)	(4,948)
Gain on sale of non-utility property	(83)	348
Less: income taxes on other income and expenses	(1,608)	(861)

	2,339	1,252

Interest expense:
Interest Expense	14,788	14,698
Less: capitalized interest	(1,400)	(1,975)

Net interest expense	13,388	12,723

Net income	$23,117	$19,161

Earnings per share
Basic	$1.11	$1.03

Diluted	$1.11	$1.03

Weighted average shares outstanding
Basic	20,664	18,405

Diluted	20,688	18,426

Dividends per share of common stock	$0.8700	$0.8625